EXHIBIT 99.1

Pain Therapeutics Declares Special One-Time Cash Distribution to Shareholders

- $0.75 Cash Per Share -

- Distribution Treated As Return of Capital -

- Payment to Shareholders Expected December 24, 2012 -

AUSTIN, Texas, Dec. 7, 2012 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) announced today that a committee of its Board of Directors has declared a special one-time cash distribution of $0.75 per share to shareholders, or an aggregate of about $34 million.

The Record Date for this distribution is December 17, 2012. The Company expects to complete the distribution on or around December 24, 2012.

The nondividend distribution will be paid entirely from cash reserves. At September 30, 2012, Pain Therapeutics had cash and total investments of about $92 million, no debt and an expected net burn rate of under $10 million for 2012, before giving effect to the nondividend distribution. The Company expects its net burn rate for the first half of 2013 to be $5 million.

Pain Therapeutics continues to be committed to maintaining a strong balance sheet, tight fiscal discipline and investing in core scientific strategies. We believe these operating guidelines have allowed us to return surplus cash to shareholders. In 2007 and 2008, we returned $30 million to shareholders in the form of share repurchases. In 2010, we returned about $86 million in cash to shareholders in a nondividend distribution.

Investors should be aware that NASDAQ sets the ex-dividend date for cash distributions at its own discretion. Investors are urged to consult their broker or financial advisor with respect to the timing, settlement and effect of any trades in Company common stock that they plan to effect around any of the dates and events discussed in this press release.

Federal Tax Treatment of a Nondividend Distribution

According to the Internal Revenue Service, a 'Nondividend Distribution' is a cash distribution that is not paid out of the earnings and profits of a corporation. Because of Pain Therapeutics' cumulative tax loss and our expectation to incur a tax loss for CY2012, we believe this cash distribution will be treated for tax purposes as a nondividend distribution, i.e. a return of capital. A nondividend distribution reduces the cost basis of your investment. It is not taxed until the cost basis of your investment is fully recovered. Investors are urged to consult a tax advisor or the Internal Revenue Service (www.irs.gov) as to the particular tax consequences to you of today's announcement.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale.  For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing and amount of the announced nondividend distribution; the timing of the various dates relating to such distribution; the tax treatment of such distribution; and the Company's expected cash burn rate for the first half of 2013. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, unexpected events that delay or prevent the nondividend distribution; decisions by the NASDAQ Stock Market with respect to setting the ex-dividend date; and the trading price of the Company's common stock used by NASDAQ to determine the ex-dividend date; difficulties or delays in development, testing and pursuit of regulatory approval of the Company's drug candidates, unexpected adverse side effects of the Company's drug candidates, unanticipated additional research and development and other costs, the potential for abuse resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others; difficulties resulting from, or risks associated with, pending litigation, including diversion of resources and potential adverse judgments; and other adverse events that may affect the Company's, or its product candidates', prospects. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

CONTACT: Peter S. Roddy
         Vice President and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450